UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017

WRAP TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-55838	98-0551945
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4620 Arville Street, Suite. E, Las Vegas, Nevada 89103
(Address of principal executive offices)

(800) 583-2652
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01
Other Events

Closing of the Company’s Initial Public Offering

On December 14, 2017, Wrap Technologies, Inc. (the “Company”) announced the final closing under the initial public offering of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that began on August 16, 2017 (“IPO”). Shares of Common Stock sold over the course of the IPO were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s effective Registration Statement on Form S-1 (File No. 333-217340) and the Prospectus contained therein. In connection with the closing of the IPO, the Company filed a Post-Effective Amendment No. 1 to Form S-1 in order to deregister the remaining 338,133 shares of Common Stock that were not issued under the Registration Statement.

In total, the Company sold 2,328,533 shares of Common Stock at a public offering price of $1.50 per share during the IPO. In addition, as additional consideration for the purchase of 666,667 shares of Common Stock by Iroquois Master Fund, Ltd. and Iroquois Capital Investment Group, LLP (collectively “Iroquois”), the Company granted to Iroquois an irrevocable right to appoint one independent director to the Company’s Board of Directors on or before December 1, 2018.

Over the course of the IPO, the Company has received gross proceeds of approximately $3.49 million, before deducting offering expenses. The Company intends to use the proceeds from the IPO for production of BolaWrap™100 products, sales and marketing expense, research, development and general corporate expense.

On December 14, 2017, the Company issued a press release announcing the closing of the IPO. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01
Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRAP TECHNOLOGIES, INC.

Date: December 14, 2017	By:	/s/ James A. Barnes
James A. Barnes
President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued by Wrap Technologies, Inc., dated December 14, 2017.